Exhibit 99

Form 4 Joint Filer Information

Name:	Apollo Merger Corp.

Address:	c/o St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117

Designated Filer:	St. Jude Medical, Inc.

Issuer and Ticker Symbol:	Advanced Neuromodulation Systems, Inc. (ANSI)

Date of Event Requiring Statement:    November 21, 2005

Signature:	/s/ Kevin T. O’Malley
Name: Kevin T. O’Malley
Title: Vice President and Secretary